EXHIBIT 21.1

             LIST OF SUBSIDIARIES OF TRANSPORTATION COMPONENTS, INC.

1.    Amparts International, Inc., a Texas corporation
2.    Charles W. Carter Co. - Los Angeles, a California corporation
3.    Charles W. Carter Co. - Arizona, Inc., an Arizona corporation
4.    Charles W. Carter Co. - Hawaii, Inc., a Hawaii corporation
5.    K.O.Y. Corp , a Hawaii corporation
6.    The Cook Brothers Companies, Inc., a New York corporation
7.    NEC Leasing, Inc., a New York corporation
8.    Drive Line, Inc., a Florida corporation
9.    Gear and Wheel, Inc., a Florida corporation
10.   Perfection Equipment Company, an Oklahoma corporation
11.   Plaza Automotive, Inc., a Missouri corporation
12.   Brake & Spring, Inc., an Illinois corporation
13.   Mobile Power & Hydraulics, Inc., a Missouri corporation
14.   Hardy's Truck Parts, Inc., a Tennessee corporation
15.   Transportation Components Company, a Minnesota corporation
16.   Universal Fleet Supply, Inc., a California corporation
17.   American Truck Transport Equipment, Inc., an Indiana corporation
18.   Brake Service and Equipment Co. of Florida, Inc., a Florida corporation
19.   DSS/ProDiesel, Inc., a Tennessee corporation
20.   Fleet Products, Inc., a Florida corporation
21.   Hoosier Trailer & Truck Equipment, Inc., an Indiana corporation
22.   ITGM International, Inc., a California corporation
23.   JDK Industries, Inc., a Florida corporation
24.   WJV, Inc., a California corporation
25.   Proveedor Mayorista al Refaccionario, S.A. de C.V., a Mexican corporation
26.   Wes-T-Rans Limited, a Manitoba corporation
27.   TransCom USA Management Co., L.P., a Texas limited partnership
28.   TUSA GP, Inc., a Delaware corporation
29.   TUSA LP, Inc., a Nevada corporation